Exhibit No. 10.5.2

__________, 20__
[Name
Address 1
Address 2]

Grant Agreement

Dear [Name]:
On __________, 20__ (the “Grant Date”), the Compensation Committee (the “Committee”) of Petroleum Development Corporation (the “Company”) approved the following grants to you pursuant to the 2010 Long-Term Equity Compensation Plan (the “Plan”):

•	__________ Shares of Restricted Stock of the Company; and

•	__________ Stock Appreciation Rights (“SARs”) of the Company.

All grants are subject to and governed by the Plan generally.
Restricted Stock
The Restricted Stock shall vest in equal annual installments over three (3) years beginning on the first anniversary of the Grant Date as follows:

Number of Shares	Vesting Date

1.    The Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until vested.
2.    All rights with respect to the non-vested Restricted Stock granted to you will be available for your lifetime only to you or your legal representative.
3.    You will not have voting rights for non-vested Restricted Stock.
4.    You will not be entitled to receive dividends on non-vested shares of Restricted Stock.

5.    In the event of termination of employment (except in the case of death or Disability), any vesting of the Restricted Stock will be accelerated in accordance with the terms of the Plan or your Employment Agreement. Any non-vested shares of Restricted Stock will be forfeited as of the date of termination.
6.    In the event of your termination due to death or Disability, as defined in your Employment Agreement, any restrictions imposed on the Restricted Stock will lapse and any non-vested shares of Restricted Stock will vest as of your date of termination.
7.    In the event of a “Change in Control” (as defined in the Plan) while you are in the employ of the Company, any restrictions imposed on the Restricted Stock will lapse and any non-vested Restricted Stock will vest.
8.    With respect to withholding required upon the vesting of the Restricted Stock, or upon any other taxable event arising as a result of Awards of Restricted Stock granted hereunder, you may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. Any such election shall be irrevocable, made in writing and delivered to the Company, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate
Stock Appreciation Rights
A total of ___________ SARs shall be granted to you as of the Grant Date with an exercise price of $________, the fair market value of a share of the Company’s stock as of the Grant Date. The SARs will vest in equal annual installments over three (3) years beginning on the first anniversary following the Grant Date as follows:

Number of SARs Vested	Vesting Date

SARs may be exercised at any point in time between the Vesting Date and __________, 20__. Upon exercise, and subject to applicable tax withholding, you will be entitled to the difference between the fair market value of a share of the Company on the exercise date and __________, 20__, multiplied by the number of SARs exercised. This amount will be paid to you in shares.
The SARs may not be exercised by you unless at the time of the exercise you are an employee of the Company, provided, however that the SARs can be exercised following your termination during the term of the SAR as outlined below. SARs which do not become exercisable at the time of your employment termination shall expire and no longer be in effect upon your date of termination.
1.    Death or Disability. In the event of your death or Disability, as defined in your Employment Agreement, while an employee of the Company or an Affiliate, all non-vested SARs shall immediately vest and become exercisable upon your date of termination. You or your beneficiary, legal representative or other person or persons to whom your rights under the SARs shall pass by will or the laws of descent and distribution, may, within a period of not more than twelve (12) months after the date of termination due to death or Disability exercise the SARs. In no event may the SARs be exercised later than ____________, 20__.

2.    Voluntary Termination other than for Good Reason. If you voluntarily terminate your employment with the Company, or an Affiliate, other than for Good Reason, you (or in the event of death, your beneficiary, legal representative or other person or persons to whom your rights under the SARs shall pass by will or the laws of descent and distribution), may, within a period of not more than three (3) months after termination of employment, exercise the SARs if and to the extent they were exercisable at the date of termination. In no event may the SARs be exercised later than ____________, 20__.
3.    Termination without Cause or for Good Reason. If you are terminated by the Company without Cause or you voluntarily terminate for Good Reason, as those terms are defined in the Employment Agreement, you (or in the event of death, your beneficiary, legal representative or other person or persons to whom your rights under the SARs shall pass by will or laws of descent and distribution), may, within a period of not more than three (3) months after termination of employment, exercise the SARs if and to the extent they were exercisable at the date of termination. In no event may the SARs be exercised later than ____________, 20__.
4.    Termination following Change in Control. If your employment with the Company is terminated following a Change in Control, as defined in the Plan, your SARs shall be exercisable in accordance with the Plan or your Employment Agreement.
5.    Termination for Cause. If you are terminated for Cause, as defined in your Employment Agreement, all outstanding non-vested SARs shall be forfeited as of your termination date.
The SARs may be exercised in whole or in part by filing written notice with the Company in the form specified by the Company. You may satisfy your minimum tax withholding obligations through the surrender of shares which you already own or from which you are entitled to as a result of the exercise of the SARs. No shares shall be issued to you until full satisfaction of the minimum tax withholding obligations.
The Compensation Committee has the right to amend this Grant Agreement at any time provided that it does not reduce the benefits to the Participant without the Participant’s consent. This Grant Agreement is binding on both parties and their successors.

IN WITNESS WHEREOF, the Company has caused this Grant Agreement to be duly executed by its Officers thereunto duly authorized, and the Employee has hereunto set his hand and seal, all on the day and year first above written.

ATTEST:
[Corporate Seal]            PETROLEUM DEVELOPMENT CORPORATION

_____________________        By:    ____________________________________

GRANTEE

_____________________            ___________________________________
Witness                    Signature
Date:    _____________________________
Please sign, date and return the signed agreement immediately to ____________. If you are not in the office, please fax or email by PDF immediately to ______________.

4